As filed with the Securities and Exchange Commission on May 25, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

KAPSTONE PAPER AND PACKAGING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-2699372 (I.R.S. Employer Identification No.)

1101 Skokie Boulevard, Suite 300 Northbrook, Illinois 60062 (Address of Principal Executive Offices)	60062 (Zip Code)

KapStone Paper and Packaging 2016 Incentive Plan

(Full title of the plan)

Kathryn D. Ingraham
Vice President, Secretary & General Counsel
KapStone Paper and Packaging Corporation
1101 Skokie Boulevard, Suite 300

Northbrook, IL 60062

847-239-8800
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.0001 per share	9,100,000 shares	(1)	$13.60	(2)	$123,760,000	(2)	$12,462.63	(2)

(1)           Reflects shares of common stock, par value $0.0001 per share (the “Common Stock”), of KapStone Paper and Packaging Corporation, a Delaware corporation (the “Registrant”), being registered hereunder that may be issued pursuant to the KapStone Paper and Packaging 2016 Incentive Plan (the “Plan”).  Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also covers such additional and indeterminate number of securities as may become issuable because of the provisions of the Plan, relating to adjustments for changes resulting from a stock dividend, stock split or similar change.

(2)           Estimated in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.  The price of $13.60 per share represents the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on May 19, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the Plan participants as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

(1)           the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Commission on February 26, 2016;

(2)           all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) between December 31, 2015 and the date of the filing of this Registration Statement; and

(3)           the description of our Common Stock contained in Form 8-A filed with the Commission on December 21, 2009.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Registrant is a corporation organized under the laws of the State of Delaware.  Section 145 of the Delaware General Corporation Law (“GCL”)  provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Paragraph B of Article Eighth of our restated certificate of incorporation provides:  “The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto.  Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”  Article VII of our amended and restated bylaws are to similar effect.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.  EXHIBITS

The exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

ITEM 9.  UNDERTAKINGS

(a)           The Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the

Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northbrook, State of Illinois, on the 25th day of May, 2016.

KAPSTONE PAPER AND PACKAGING CORPORATION

By:	/s/ Roger W. Stone
Roger W. Stone
Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger Stone and Matthew Kaplan his or her true and lawful attorney-in-fact, with full power of substitution and re-substitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.  In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Roger W. Stone	Chairman of the Board and	May 25, 2016
Roger W. Stone	Chief Executive Officer
(Principal Executive Officer)

/s/ Andrea K. Tarbox	Vice President and Chief Financial Officer	May 25, 2016
Andrea K. Tarbox	(Principal Financial Officer and
Principal Accounting Officer)

/s/ Matthew Kaplan	President, Chief Operating Officer	May 25, 2016
Matthew Kaplan	and Director

/s/ Robert J. Bahash	Director	May 25, 2016
Robert J. Bahash

/s/ John M. Chapman	Director	May 25, 2016
John M. Chapman

/s/ Jonathan R. Furer	Director	May 25, 2016
Jonathan R. Furer

/s/ David G. Gabriel	Director	May 25, 2016
David G. Gabriel

/s/ Brian R. Gamache	Director	May 25, 2016
Brian R. Gamache

/s/ Ronald J. Gidwitz	Director	May 25, 2016
Ronald J. Gidwitz

/s/ Matthew H. Paull	Director	May 25, 2016
Matthew H. Paull

/s/ Maurice S. Reznik	Director	May 25, 2016
Maurice S. Reznik

/s/ David P. Storch	Director	May 25, 2016
David P. Storch

EXHIBIT INDEX

Exhibit No.	Description

4.1

Restated Certificate of Incorporation of KapStone Paper and Packaging Corporation (as amended through January 2, 2007). Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2009, filed on March 10, 2010.

4.2	Amended and Restated By-laws. Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on May 19, 2014.

4.3	KapStone Paper and Packaging 2016 Incentive Plan. Incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 28, 2016.

*5.1	Opinion of Sidley Austin LLP with respect to validity of issuance of securities.

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of Sidley Austin LLP (included in Exhibit 5.1).

*24.1	Power of Attorney (included on the signature page of the Registration Statement).

*       Each document marked with an asterisk is filed herewith.